PRESS RELEASE

Acquisitions Contact:	Media Contact:

Mark D. Engstrom EVP — Acquisitions Healthcare Trust of America, Inc. 480.998.3478 markengstrom@htareit.com	Claire Koeneman President Financial Relations Board 312.640.6745 ckoeneman@mww.com

Healthcare Trust of America, Inc. Executes Agreements to Acquire an Approximately 54,800 Square
Foot Medical Office Portfolio in Pearland, Texas

Scottsdale, Arizona (February 25, 2010) – Healthcare Trust of America, Inc. (“HTA”), a self-managed, non-traded, real estate investment trust, announced the execution of purchase and sale agreements to acquire a medical office portfolio located in Pearland, Texas for approximately $10,500,000. The closing of the acquisition is subject to the satisfaction of a number of conditions.

The portfolio consists of two medical office buildings totaling approximately 54,800 square feet. One of the buildings is 100% occupied while the other is 98% occupied. Both buildings are located in the Houston suburb of Pearland, which is approximately ten miles south of the world-renowned Houston Medical Center and 15 miles south of Houston’s central business district.

“This acquisition is attractive for several reasons, including the quality of the tenants, including Methodist Hospital, and its location in a rapidly growing Houston submarket,” stated Mark D. Engstrom, Executive Vice President of Acquisitions for HTA. “This acquisition expands our Texas portfolio to over one million square feet.”

For more information on Healthcare Trust of America, Inc. and to download the current prospectus, please visit www.htareit.com.

About Healthcare Trust of America, Inc.

Healthcare Trust of America, Inc. is a self-managed, publicly registered, non-traded, real estate investment trust. In 2009, HTA acquired approximately $494 million in medical office and healthcare-related assets. These assets include a total of 13 acquisitions and one other real estate-related asset, representing approximately 2.3 million square feet. Since its formation in 2006, HTA has made 53 geographically diverse acquisitions valued at approximately $1.46 billion based on purchase price, which includes 179 buildings and two other real estate-related assets. HTA’s portfolio totals approximately 7.4 million square feet, and includes 160 medical office buildings, six hospitals, nine skilled nursing and assisted living facilities and four other office buildings located in 21 states.

FORWARD-LOOKING LANGUAGE

This press release contains certain forward-looking statements with respect to the growth and value of HTA’s portfolio and the value that the new portfolio adds to HTA. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: the acquisition of the portfolio may not be completed if the conditions to closing are not satisfied; the strength and financial condition of the portfolio; the strength and financial condition of the tenants; uncertainties relating to the local economy of Pearland, Texas; uncertainties relating to changes in general economic and real estate conditions; uncertainties regarding changes in the healthcare industry; uncertainties relating to the implementation of HTA’s investment strategy; and other risk factors as outlined in HTA’s prospectus, as amended from time to time, and as detailed from time to time in HTA’s periodic reports, as filed with the Securities and Exchange Commission.